For Immediate Release

U.S. ENERGY CORP. REPORTS SECOND QUARTER 2012 HIGHLIGHTS AND SELECTED FINANCIAL RESULTS

ANNOUNCES INITIAL PRODUCTION RATES FROM THREE WELLS UNDER THE ZAVANNA PROGRAM IN NORTH DAKOTA

PROVIDES AN OPERATIONAL UPDATE

RIVERTON, Wyoming – August 9, 2012 – U.S. Energy Corp. (NASDAQ Capital Market:  “USEG”) (the “Company”), today reported its second quarter 2012 highlights, selected financial results for the quarter ended June 30, 2012, and provided an operational update.

Selected Highlights for the Second Quarter of 2012

Financial and Operational Results

•	Revenues from the sale of crude oil and natural gas were $8.5 million as compared to $7.0 million in revenues in the second quarter of 2011, an increase of 21%.

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Produced 118,783 BOE during the quarter, or 1,305 BOE/D, from 48 gross (13.96 net) producing wells at June 30, 2012.  This represents a 16% increase from production volumes in the second quarter of 2011 and a 6% sequential increase from production volumes in the first quarter of 2012.

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During the quarter ended June 30, 2012, the Company recorded income from continuing operations of $245,000 and a loss from discontinued operations of $1,235,000.  As a result, we recorded a net loss after taxes of $990,000 or $0.04 per share basic and diluted, as compared to a net loss after taxes of $75,000 or less than $0.01 per share basic and diluted during the same period of 2011.

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During the six months ended June 30, 2012, we received an average of $2.8 million per month from our producing wells with an average operating cost of $425,000 per month (excluding workover costs), and production taxes of $302,000 before non-cash depletion expense, for an average cash flow of $2.1 million per month from oil and gas production.

•	At June 30, 2012, the Company had $3.9 million in cash and cash equivalents on hand. Working capital (current assets minus current liabilities) was $13.1 million.

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On April 10, 2012 the commitment amount for our senior credit facility with Wells Fargo, NA increased to $100 million (from $75 million) and the borrowing base increased to $30 million (from $28 million).  On May 1, 2012 the Company borrowed $5.0 million to fund our drilling programs.

Press Release
August 9, 2012

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On June 8, 2012, the Company sold an undivided 87.5% of its acreage in Daniels County, Montana to a third party for $3.7 million.  Under the terms of the agreement, the Company retained a 12.5% working interest in the acreage and reserved overriding royalty interests ("ORRI") equal to the positive difference, if any, between existing lease burdens of record and 20%.  The purchaser also committed to drill a vertical test well to depths sufficient to core the Bakken and Three Forks formations on or before December 31, 2015.  The Company delivered an 80% NRI to the purchaser and a 1% ORRI to a land broker.  The Company also paid the land broker a 10% commission for the cash consideration paid by the purchaser.

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The Skorpil 11-2 #1H well had an early 24-hour flow back rate of 1,533 BOE/D on a 36/64” restricted choke.  The Company has an approximate 23% working interest (“WI”) and an 18% net revenue interest (“NRI”) in this well.

•	The CDK 15-22 #1H well had an early 24-hour flow back rate of 1,449 BOE/D on a 36/64” restricted choke. The Company has an approximate 32% WI and a 25% NRI in this well.

•	The Larsen 32-29 #1H well had an early 24-hour flow back rate of 1,215 BOE/D on a 28/64”restricted choke. The Company has an approximate 28% WI and a 21% NRI in this well.

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Slawson Exploration Company operates one unit in the SE HR acreage block.  The Hatchet #1-23-14H well was drilled to total depth in April 2012 and was fracture stimulated with 34 stages using a sliding sleeve completion method in May.  The well commenced production on May 7th with an early 24-hour flow back rate of 1,091 BOE/D on a 28/64" restricted choke.  The initial production rate consisted of 1,007 barrels of oil and 503 MCF of natural gas.  The Company has an approximate 1% WI and 0.8% NRI in the well.

•	The State 36-1 #3H well had an early 24-hour flow back rate of 4,182 BOE/D on an unrestricted choke. The Company has an approximate 3.64% WI and a 2.91% NRI in this well.

2012 Capital Budget

Under our revised $43.3 million capital expenditures budget for 2012, we have spent approximately $23.4 million to fund our 2012 oil and gas drilling programs through June 30, 2012.  The remaining $19.9 million in capital expenditures is budgeted to be spent on development, exploration and acquisition initiatives in the Williston Basin of North Dakota and in Texas.

Funds allocated to our drilling programs are contingent upon timing, well costs and success.  If our drilling initiatives in any program are not initially successful, or do not progress as quickly as projected, funds allocated for those drilling programs may be allocated to other drilling initiatives in due course.

Initial Production Rates - Subsequent to Quarter Ended June 30, 2012

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The Skogen 17-20 #1H was fracture stimulated with 35 stages and had an early 24-hour flow back rate of 1,839 BOE/D on a 32/64" restricted choke in early July.  The initial production rate consisted of approximately 1,758 barrels of oil and 486 MCF of natural gas.  The Company has an approximate 6.6% WI and 5% NRI in this well.

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The Kepner 9-4 #1H was fracture stimulated with 35 stages and had an early 24-hour flow back rate of 1,871 BOE/D on a 16/64" restricted choke in mid-July.  The initial production rate consisted of approximately 1,717 barrels of oil and 923 MCF of natural gas.  The Company has an approximate 9.1% WI and 7.0% NRI in this well.

Press Release
August 9, 2012

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The Wells 6-7 #1H was fracture stimulated with 35 stages and had an early 24-hour flow back rate of 1,017 BOE/D on a 26/64" restricted choke during the third week of July.  The initial production rate consisted of approximately 950 barrels of oil and 403 MCF of natural gas.  The Company has an approximate 9.1% WI and 7.0% NRI in this well.

The three above mentioned wells had an average early 24-hour initial production rate of 1,575 BOE.  The Company has an average 8.27% WI and a 6.33% NRI in these wells.

Operations Update

Williston Basin, North Dakota - Rough Rider Program:

•	Two additional gross (0.10 net) wells are expected to be drilled during the balance of 2012.

Williston Basin, North Dakota - Yellowstone and SE HR Programs:

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The Witt 34-27 #1H well is currently drilling in the horizontal section of the wellbore.  The well is scheduled to be fracture stimulated in September, 2012.  The Company has an approximate 6.7% WI and 5.2% NRI in this well.

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An initial well has now been drilled in each of the Yellowstone acreage units, and therefore all of the leases are held by production.   The operator is now focusing on drilling the remaining SE HR initial well units through early summer of 2013.

Eagle Ford Shale, South Texas – Leona-River / Booth-Tortuga Programs:

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The KM Ranch #2H well in Zavala County, our second well in the Leona-River acreage block, was drilled to a total measured depth of 12,875 feet, including a 6,100 foot lateral, in the first quarter of 2012.  The operator recently began completion initiatives on the well and anticipates completing the well with ~16-20 stages of fracture stimulation.  As previously disclosed, Crimson delayed completing the KM Ranch #2H well in order to further analyze completion techniques being utilized by other area operators, which have resulted in recent successes in the area.  The Company has an approximate 30% WI and 22.5% NRI in this well and the overall program.

U.S. Gulf Coast (Onshore)

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In May 2012, we acquired a 26.5% initial working interest in approximately 6,766 gross acres in the Woodbine Sub-Clarksville 7 project area through a cash payment of $1.7 million.  The promoted amount covers our portion of the dry hole costs for an initial test well in each of seven different prospects.  Upon payout, our working interest will be reduced to 19.8%.  Currently, the sixth well is drilling towards its targeted depth.  The Company will evaluate the full results of the program upon completion of the drilling of the seventh well and provide an update on the results at that time.

“We have continued to grow our daily oil and gas production during the first half of 2012 through our active programs in North Dakota," said Keith Larsen, CEO of U.S. Energy.  “We look forward to further growth through the balance of 2012 through several initiatives currently underway and to providing an update on the results of the KM Ranch #2 and our Woodbine Sub-Clarksville 7 Project upon further evaluation of the well results,” he added.

Press Release
August 9, 2012

Financial Highlights

Asset held for Sale: Remington Village

On July 9, 2012, the Company entered into a Letter of Intent (“LOI”) to sell Remington Village for $16.0 million.  As a result of the anticipated sale amount, at June 30, 2012, the Company recorded a non-cash impairment of $2.0 million to adjust the carrying value of the project to the expected sale value.  Ultimately, we could not reach mutually agreeable terms for the sale and the LOI was terminated.  We will continue to market the property for sale.

The following table sets forth selected financial information for the quarters ended June 30, 2012 and 2011.  This information is derived from the financial statements filed with Company’s Form 10-Q for the quarter ended June 30, 2012, and should be read in conjunction with the financial statements contained therein, including the notes to the financial statements.

U.S. ENERGY CORP.
CORPORATE PRESENTATIONS
(Unaudited)
(Amounts in thousands, except per share amounts)

	June 30,	December 31,
	2012	2011
Balance Sheet:
Cash and cash equivalents	$3,882	$12,874
Current assets	$27,707	$37,136
Current liabilities	$14,585	$20,937
Working capital	$13,122	$16,199
Total assets	$147,283	$162,439
Long-term obligations	$6,614	$13,532
Shareholders' equity	$125,659	$126,781

Shares Outstanding	27,460,978	27,409,908

	For the six months ended June 30,
	2012	2011
Income Statement:
Operating revenues	$16,857	$13,704
Loss from continuing operations	$(1,703)	$(3,791)
Other income & expenses	$1,494	$(721)
Benefit from income taxes	$9	$1,976
Discontinued operations	$(1,171)	$252
Net loss	$(1,371)	$(2,284)
Net loss per share
Basic and diluted	$(0.05)	$(0.08)
Weighted average shares outstanding
Basic and diluted	27,449,534	27,203,336

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Press Release
August 9, 2012

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

To view the Company's Financial Statements and Management's Discussion and Analysis, please see the Company's second quarter 2012 10-Q Filing which is available at www.sec.gov and www.usnrg.com.

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “will,” “anticipates,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, U.S. Energy’s expected future production rates and capital expenditures and projects, its drilling and fracing of wells with industry partners, the borrowing base under its credit facility, its ownership interests in those wells and their expected costs, the oil and natural gas targets or goals for the wells, future capital expenditures and projects, future expenses, production, reserves, borrowing capacity and sale or joint venture transactions.  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance.  Future transactions, including a possible sale of Remington Village, may not close on the terms we anticipate or at all.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2011, and the Form 10-Q for the quarter ended June 30, 2012), all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com